Exhibit 99.1

News Release

Contacts:	Layne Christensen Company Jerry W. Fanska Sr. Vice President Finance 913-677-6858 www.laynechristensen.com
TUESDAY, MARCH 30, 2010
LAYNE CHRISTENSEN REPORTS FOURTH QUARTER AND
FISCAL 2010 YEAR END RESULTS
•	Net income for the fourth quarter was $2.4 million, or $0.12 per share, including after income tax charges of $3.0 million, or $0.16 per share, to eliminate the Company’s hourly pension plan liabilities. Excluding the pension charge this year and non-cash impairment charges last year, net income for the quarter would be $5.4 million, or $0.28 per share, compared to $4.7 million, or $0.24 per share last year.

•	Mineral exploration results improved in the fourth quarter with revenues up $7.3 million, or 29.2%, and earnings up $3.4 million, or 782.2% from the prior year.

•	Net income for the year was $1.4 million, or $0.07 per share, compared to $26.5 million, or $1.37 per share last year. Excluding non-cash impairment charges, net income for the year was $14.4 million, or $0.74 per share, compared to $43.8 million, or $2.26 per share, last year.

•	Backlog in the water infrastructure division was $554.2 million as of January 31, 2010, compared to $540.5 million as of October 31, 2009, and $427.9 million as of January 31, 2009.

Financial Data	Three Months		%	Twelve Months		%
(in 000’s, except per share data)	1/31/10	1/31/09	Change	1/31/10	1/31/09	Change
Revenues
—Water infrastructure	$181,933	$191,766	(5.1)	$698,506	$766,957	(8.9)
—Mineral exploration	32,424	25,095	29.2	118,188	188,918	(37.4)
—Energy	11,888	11,528	3.1	45,940	46,352	(0.9)
—Other	953	1,009	(5.6)	3,783	5,836	(35.2)

Total revenues	227,198	229,398	(1.0)	866,417	1,008,063	(14.1)

Net income (loss)	2,388	(11,351)	121.0	1,365	26,534	(94.9)
Diluted EPS	0.12	(0.59)	120.3	0.07	1.37	(94.9)
Net income excluding non-cash impairment charges	2,388	4,730	(49.5)	14,404	43,785	(67.1)
Diluted EPS excluding non-cash impairment charges	$0.12	$0.24	(50.0)	$0.74	$2.26	(67.3)
Weighted average shares outstanding — diluted	19,511	19,317	1.0	19,422	19,386	0.2
“This year was one in which a number of our smaller divisions made significant contributions to Layne Christensen’s total earnings. That was also true in the fourth quarter as well. We were very fortunate in this weakened economy to have a breadth of business lines on which to draw. Next year we are looking to our legacy water and mineral exploration businesses to recapture some of their earnings that all but disappeared in fiscal 2010. Our challenge will be that the softness now is expected to shift to our energy and other water infrastructure businesses. We are, however, early in the year and with Layne Christensen’s strong balance sheet we have the tools to impact our prospects and improve the outlook.”— Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, March 30, 2010 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the fiscal year ended January 31, 2010, of $1,365,000, or $0.07 per share, compared to $26,534,000, or $1.37 per share last year. Earnings were impacted by non-cash impairment charges in the energy division of $13,039,000 after income taxes or $0.67 per share, and $17,251,000 or $0.89 per share for the years ended January 31, 2010 and 2009, respectively. Excluding the non-cash charges, the Company had net income of $14,404,000, or $0.74 per share, compared to net income of $43,785,000, or $2.26 per share last year. Net income for the fourth quarter, was $2,388,000, or $0.12 per share, compared to net income of $4,730,000, or $0.24 per share, in the fourth quarter last year, excluding a non-cash impairment charge of $16,081,000, or $0.83 per share, after income taxes.
Revenues decreased $2,200,000, or 1.0%, to $227,198,000 for the three months ended January 31, 2010, and decreased $141,646,000, or 14.1%, to $866,417,000 for the twelve months ended January 31, 2010. While revenues were down for the year in all divisions, there was improvement in the fourth quarter in the mineral exploration division. A further discussion of results of operations by division is presented below.
Selling, general and administrative expenses increased to $34,736,000 and decreased to $128,244,000 for the three and twelve months ended January 31, 2010, compared to $31,430,000 and $136,687,000 for the same periods last year. The increase in the fourth quarter was due to $4,980,000 in settlement charges recorded for the elimination of our hourly pension plan liabilities. Other than the pension settlement, the decreases for both periods were primarily the result of decreased compensation related expenses, lower legal, professional and consulting fees and reduced travel. These reductions were partially offset by increased non-income tax expenses of $2,577,000 in the twelve months. Compensation expenses declined based on lower incentive compensation given the Company’s reduced earnings, as well as headcount reductions. Other expense reductions were primarily due to lower activity levels and cost control measures. The increased non-income tax expenses were primarily due to a reassessment in the first quarter of the recoverability of value added tax balances in certain foreign jurisdictions given declines in those economies and higher business tax expenses in those jurisdictions.
Depreciation, depletion and amortization increased to $14,835,000 and $57,679,000 for the three and twelve months ended January 31, 2010, compared to $13,871,000 and $52,840,000 for the same periods last year. The increases were primarily due to higher depletion in the energy division and depreciation on recent capital expenditures in the water infrastructure division. The higher depletion is a result of reduced estimated proven oil and gas reserves due to lower spot gas prices, which are used in estimating future economic production.
The Company recorded non-cash impairments to oil and gas properties of $21,642,000 in the twelve months ended January 31, 2010, compared to $28,704,000 in the same period last year. Of the fiscal 2009 impairment charges, $26,690,000 were recorded in the fourth quarter, whereas there were no impairments recorded in the fourth quarter of fiscal 2010. The impairments were primarily a result of low gas prices in the Company’s markets, and the expiration of higher priced forward sales contracts.
The Company recorded litigation settlement gains of $3,495,000 and $2,173,000 for the twelve months ended January 31, 2010 and 2009. The settlements in fiscal 2010 included receipt of land and buildings valued at $2,828,000, and cash receipts of $667,000, net of contingent attorney fees. Cash receipts, net of contingent attorney fees, of $2,173,000 were received for the year ended January 31, 2009.
Equity in earnings of affiliates decreased to $2,673,000 and $8,198,000 for the three and twelve months ended January 31, 2010, compared to $2,977,000 and $14,089,000 for the same periods last year. The decreases reflect the impact of a soft minerals exploration market in Latin America, primarily for gold and copper.

Interest expense decreased to $528,000 and $2,734,000 for fiscal 2010 compared to $816,000 and $3,614,000 for the same periods last year. The decreases were primarily a result of scheduled debt reductions.
The Company recorded income tax expenses of $3,613,000 (an effective rate of 60.2%) and $5,093,000 (an effective rate of 78.9%) for the three and twelve months ended January 31, 2010, compared to a benefit of $5,011,000 (an effective rate of 30.6%) and expense of $21,266,000 (an effective rate of 44.8%) for the same periods last year. The effective rates exceeded statutory rates due to the impact of nondeductible expenses and the taxation of foreign income. The Company’s effective rates were further impacted by lower pretax income as a result of the non-cash impairment charges in the energy division. Excluding the impairments and related tax benefits, the Company’s adjusted effective tax rate was 60.2% and 48.7% for the three and twelve months ended January 31, 2010 compared to 54.2% and 43.0% for the same periods last year. The higher adjusted effective rates resulted primarily from the impact of nondeductible expenses as adjusted pretax income declined.
Water Infrastructure Division

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2010	2009	2010	2009

Revenues	$181,933	$191,766	$698,506	$766,957
Income before income taxes	8,562	12,929	33,017	48,399
Water infrastructure revenues decreased 5.1% and 8.9% to $181,933,000 and $698,506,000 for the three and twelve months ended January 31, 2010, compared to $191,766,000 and $766,957,000 for the same periods last year. The decreases occurred across all major product lines, except Ranney collector wells and our specialty geoconstruction services. The decreases were partially offset by revenues of $11,434,000 and $30,101,000 from recently acquired businesses. Although revenues were down across the country, the most affected locations were in the western U.S., where weakness in housing construction and lower municipal government spending has significantly impacted our markets. Revenues for our specialty geoconstruction services were strong in the second half of the year due to a contract to assist in flood control in New Orleans. The contract is expected to last into the first quarter of fiscal 2011.
Income before income taxes for the water infrastructure division decreased 33.8% and 31.8% to $8,562,000 and $33,017,000 for the three and twelve months ended January 31, 2010, compared to $12,929,000 and $48,399,000 for the same periods last year. Reduced revenue levels and margin pressures from increased competition, as well as difficulties on several projects, contributed to the declines. Profits on the New Orleans project partially offset declines in the last six months. Cost control measures, including headcount reductions, continue as we seek to match expenses to lower activity levels in most of our product lines.
The backlog in the water infrastructure division was $554,211,000 as of January 31, 2010, compared to $540,535,000 as of October 31, 2009, and $427,863,000 as of January 31, 2009.
Mineral Exploration Division

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2010	2009	2010	2009

Revenues	$32,424	$25,095	$118,188	$188,918
Income before income taxes	3,855	437	11,149	39,260

Mineral exploration revenues increased 29.2% and decreased 37.4% to $32,424,000 and $118,188,000 for the three and twelve months ended January 31, 2010, compared to revenues of $25,095,000 and $188,918,000 for the same periods last year. The decreased activity levels which began in the fourth quarter of fiscal 2009 continued for much of fiscal 2010, with revenues declining in virtually all of the division’s markets driven by economic uncertainty. Revenues did improve in the fourth quarter, increasing $7,329,000 over last year. The increase was primarily in Mexico and West Africa.
Income before income taxes for the mineral exploration division increased 782.2% and decreased 71.6% to $3,855,000 and $11,149,000 for the three and twelve months ended January 31, 2010, compared to $437,000 and $39,260,000 for the same periods last year. During the twelve months of the current year, we had two unusual items, receipt of a litigation settlement in Australia of $2,828,000 and increased non-income tax expense of $2,577,000 due to a reassessment of the recoverability of value added taxes and accruals for certain other business tax expenses in foreign jurisdictions. Operations in North America were profitable for the twelve months, partially offset by losses in Africa and Australia. The equity in earnings of affiliates declined at a slower rate than the remainder of the division, reflecting higher stability from certain longer term contracts. We have aggressively reduced staffing and other costs in dealing with the reduced market activity. The increased income before income taxes in the fourth quarter was a result of increased revenue, along with the effect of cost reduction measures.
Energy Division

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2010	2009	2010	2009

Revenues	$11,888	$11,528	$45,940	$46,352
Income before income taxes	3,833	(23,074)	(6,393)	(12,401)
Income before income taxes excluding non-cash impairment charges	3,833	3,616	15,249	16,303
Energy revenues increased 3.1% and decreased 0.9% to $11,888,000 and $45,940,000 for the three and twelve months ended January 31, 2010, compared to revenues of $11,528,000 and $46,352,000 for the same periods last year. Revenues increased for the quarter from higher priced forward sales contracts in place, however, were more than offset for the year by lower transportation revenue for third party gas in the first half of the year.
In the twelve months ended January 31, 2010 and 2009, the Company recorded non-cash impairment charges of $21,642,000 and $26,690,000, respectively, for the carrying value of the assets in excess of future net cash flows. There was no impairment recorded in the fourth quarter of fiscal 2010, compared to $26,690,000, recorded in the fourth quarter of fiscal 2009. The Company also recorded a $2,014,000 non-cash impairment of oil and gas properties in the third quarter of fiscal 2009. If natural gas prices do not improve or the Company is not able to enter into new forward sales contracts at attractive prices, additional impairments could occur in fiscal 2011. As of January 31, 2010, the remaining net book value of assets subject to impairment was $26,699,000.
During the twelve months ended January 31, 2010 and 2009, we recorded settlement gains, net of attorney fees, of $667,000 and $2,173,000 respectively, related to litigation against former officers of a subsidiary and associated energy production companies.
Excluding the non-cash impairment charges, income before income taxes for the energy division increased 6.0% to $3,833,000 and decreased 6.5% to $15,249,000 for the three and twelve months ended January 31, 2010, compared to $3,616,000 and $16,303,000 for the same periods last year. The increase in income before income taxes for the three months was primarily due to higher contract prices and volume on forward sales contracts in place compared to the prior year, and steps taken to reduce operating costs and increase efficiency in our field operations. The increases were partially offset by $266,000 and $2,176,000 of higher depletion for the three and twelve months, respectively, based on decreased proved oil and gas reserves and, for the twelve month comparisons, by the litigation settlement in the prior year.
Other

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2010	2009	2010	2009

Revenues	$953	$1,009	$3,783	$5,836
Income before income taxes	59	77	308	1,280
Activity in our other specialty operations was down as compared to last year primarily due to contracts in Canada and Africa last year that did not repeat.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $9,780,000 and $28,889,000 for the three and twelve months ended January 31, 2010, compared to $5,915,000 and $25,486,000 for the same periods last year. The increases for the three and twelve months were due to $4,980,000 in additional expense recorded in the fourth quarter for settlement of our pension benefit obligations, partially offset by decreased expenses for legal and professional fees and compensation related expenses.
Summary of Operating Segment Reconciliation Data

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2010	2009	2010	2009

Revenues
Water infrastructure	$181,933	$191,766	$698,506	$766,957
Mineral exploration	32,424	25,095	118,188	188,918
Energy	11,888	11,528	45,940	46,352
Other	953	1,009	3,783	5,836
Total revenues	$227,198	$229,398	$866,417	$1,008,063

Equity in earnings of affiliates
Mineral exploration	$2,673	$2,977	$8,198	$14,089

Income (loss) before income taxes
Water infrastructure	$8,562	$12,929	$33,017	$48,399
Mineral exploration	3,855	437	11,149	39,260
Energy	3,833	(23,074)	(6,393)	(12,401)
Other	59	77	308	1,280
Unallocated corporate expenses	(9,780)	(5,915)	(28,889)	(25,486)
Interest expense	(528)	(816)	(2,734)	(3,614)

Total income (loss) before income taxes	$6,001	$(16,362)	$6,458	$47,438

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,”

“anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended		Ended
	January 31,		January 31,
	2010	2009	2010	2009
Revenues	$227,198	$229,398	$866,417	$1,008,063
Cost of revenues (exclusive of depreciation, depletion, amortization and impairment shown below)	(174,318)	(176,016)	(661,552)	(756,083)
Selling, general and administrative expense	(34,736)	(31,430)	(128,244)	(136,687)
Depreciation, depletion and amortization	(14,835)	(13,871)	(57,679)	(52,840)
Impairment of oil and gas properties	—	(26,690)	(21,642)	(28,704)
Litigation settlement gains	—	—	3,495	2,173
Equity in earnings of affiliates	2,673	2,977	8,198	14,089
Interest expense	(528)	(816)	(2,734)	(3,614)
Other (expense) income, net	547	86	199	1,041

Income (loss) before income taxes	6,001	(16,362)	6,458	47,438
Income tax (expense) benefit	(3,613)	5,011	(5,093)	(21,266)

Net income (loss)	2,388	(11,351)	1,365	26,172
Net loss attributable to noncontrolling interest	—	—	—	362

Net income attributable to Layne Christensen Company	$2,388	$(11,351)	$1,365	$26,534

Basic income (loss) per share	$0.12	$(0.59)	$0.07	$1.38

Diluted income (loss) per share	$0.12	$(0.59)	$0.07	$1.37

Weighted average shares outstanding — basic	19,355	19,293	19,328	19,191
Dilutive stock options and unvested shares	156	24	94	195

Weighted average shares outstanding — diluted	19,511	19,317	19,422	19,386

	As of	As of
	January 31,	January 31,
	2010	2009
Balance Sheet Data:
Cash and cash equivalents	$84,450	$67,165
Working capital, including current maturities of long-term debt	119,649	128,610
Total assets	730,955	719,357
Total long-term debt, excluding current maturities	6,667	26,667
Total Layne Christensen Company stockholders’ equity	466,798	456,022
Common shares issued and outstanding	19,435	19,383